Exhibit 10.1

June 13, 2005

James D. Brown

Chief Financial Officer

NutriSystem, Inc.

200 Welsh Road

Horsham, PA 19044

Dear Jim:

This letter is to serve as a binding agreement between Truitt Bros. Inc. (TBI) and Nutrisystem, Inc. (NSI) for a term ending June 1, 2008 in accordance with the terms below. The need for such an agreement is in large part due to the request by NSI to have TBI expand their capacity to sufficiently meet the supply requirements forecasted by NSI. Both companies mutually agree to the following parameters of the relationship:

  TBI will be the sole supplier of tray and pouch retort entrees until April 1, 2006 subject to the following limitations; a) NSI will have the option to select an alternate supplier for six of the existing TBI entrees once the latter of $11 million in purchases by NSI or December 1, 2005 occurs, b) NSI will have the right to select an alternate supplier should TBI be unable to fill NSI's reasonable needs beginning October 1, 2005.

  NSI will be required to purchase a minimum of $9 million in calendar year 2005, $11 million in 2006 and $13 million in 2007. The target is calculated on a cumulative basis (i.e. NSI has to reach $20 million by the end of 2006 and $33 million by the end of 2007).
  A penalty payment will be required of 15% of any purchase shortfall, payable by February 28th of the subsequent year. The penalty can be recouped in subsequent periods should the cumulative shortfall be reduced. The maximum penalty is $2 million.
  TBI will update pricing of existing entrees once a year effective June 1. The next pricing update will be June 1, 2006. For the three year period of this agreement pricing will be adjusted based on the cost of living index. The only exception is when pricing of the following individual components go up or down by 10%: a) meat content or lasagna patties b) total packaging c) total utilities. A pricing adjustment would only be made on the impacted cost component. NSI has the right to an audit in the event of a price adjustment.
  Both parties agree to make an adjustment to the purchase minimums in good faith in the event an "act of God" prevents either party from performing their responsibilities as they pertain to this agreement.
  As part of this three year supply agreement, there will also be a new rebate program effective June 1, 2005 based on annual purchases made by NSI. The rebate program structure will have additional volume thresholds as follows:

After $4.0 million 2%

After $5.5 million 3%

After $7.0 million 4%

After $10.0 million 5%

After $16.0 million 6%

After $24.0 million 7%

The rebate will be calculated at the conclusion of each year (May 31) based on the annual purchases made by NSI. As an example, if NSI purchases $12 million from TBI the cumulative rebate would be $600,000 (5% x $12.0 million). The rebate would be payable within 30 days.

If both parties are in agreement with the parameters as outlined above, please sign and date below.

NutriSystem, Inc. Truitt Bros., Inc.

By:_/s/ James D Brown______________ By:__/s/ David J Truitt______________

Name:___James D Brown____________ Name:___David J Truitt_____________

Title: _SVP and Chief Financial Officer_ Title:__Vice President______________

Date:___6/14/05 ___________________ Date:___6/13/05___________________